                                                                   EXHIBIT 10.6

2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT This 2004 Restated CSCU Card Processing Services Agreement (this "Agreement") is made as of January 1, 2004 by and between Card Services for Credit Unions, Inc., a Florida corporation ("CSCU") and Certegy Card Services, Inc. (formerly Equifax Card Services, Inc.), a Florida corporation ("Certegy") with reference to the following facts:

A. CSCU is an organization consisting of member credit unions (the "Credit Unions"), which are licensees of VISA U.S.A., Inc. ("VISA") and/or MasterCard International, Inc. ("MasterCard").

B. Among other purposes, CSCU has been organized for the purpose of obtaining and maintaining one or more bank identification numbers (BIN's) issued by VISA and/or interbank card association numbers (ICA's) issued by MasterCard for shared use by the Credit Unions in connection with their VISA and/or MasterCard programs.

C. Certegy is engaged in the business of providing card processing services to assist licensees of VISA and MasterCard in the operation of their card programs.

D. CSCU, in a desire to retain Certegy on an exclusive basis to provide card processing services to the Credit Unions, entered into the CSCU Card Processing Service Agreement with Equifax Card Services, Inc., f/k/a Telecredit Service Center, Inc., on February 7, 1989, which was amended on September 15, 1989, July 1, 1992, March 27, 1993, and April 1, 1993 (collectively, the Original Agreement"). The parties entered into a Restated CSCU Card Processing Service Agreement on February 16, 1994, which they later amended on August 2, 1997 and April 1, 1999 (the "Restated Agreement"). The term of the Restated Agreement extends through September 30, 2004.

E. The parties now desire to enter into this Agreement to extend the term of the Restated Agreement from October 1, 2004 through December 31, 2009 (the "Extended Period"), and to update and again restate the terms of their Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

Services. 1.

1.1 Retention of Certegy. By this Agreement, CSCU retains Certegy, and Certegy agrees, to provide card processing services to the Credit Unions in accordance with the terms of this Agreement. The services to be provided (the "Services") include all of the items referenced on Schedules A, B, C, E, G, J, K and L. Except as otherwise provided for in this Agreement, so long as this Agreement remains in effect, CSCU shall not retain any other party to provide any of the Services. If CSCU wishes to utilize or offer additional services or products not included on any of the Schedules or Exhibits, CSCU shall provide Certegy the right of first refusal to provide those other services or products. In this event, CSCU shall provide to Certegy in writing the specifications for those services or products and shall give Certegy ninety (90) days from receipt of such notice to advise CSCU if Certegy can provide the requested services and/or products and on what additional terms (i.e., fees). CSCU may obtain competitive bids from other providers in the industry for these other services and products not included on the Schedules or Exhibits, but shall always provide Certegy the opportunity to meet any competitive bid and provide those additional products and services. In the event that Certegy is unable or unwilling to meet the bid submitted by another third party processor, CSCU may purchase those services or products from such other provider.

1.2 Should CSCU request a change to any of the Services that would require modification of or addition to hardware or software utilized by Certegy or hiring of additional staff by Certegy or result in Certegy incurring any additional expenses in providing the Services (e.g., customization of a particular program for a particular group of Credit Unions, or should CSCU request Certegy to implement a program sooner then scheduled by Certegy,) then Certegy and CSCU agree to negotiate whether and upon what terms such changes or implementations shall be provided. Certegy reserves the right to make changes to the Services from time to time so long as the changes do not prevent Certegy or CSCU from meeting their obligations to the Credit Unions and Cardholders (e.g., changing vendors, changing equipment, upgrading software and other changes that are determined necessary by Certegy, in its sole discretion, to maintain performance levels and competitiveness). Certegy shall be responsible for implementing, at no additional cost to CSCU or the Credit Unions, all updates and releases as required by MasterCard and/or Visa, as well as modifications to correct problems with the Services that are the responsibility of Certegy. Certegy shall test all changes, using commercially reasonable means including quality control checks, prior to placing changes into production, to increase the likelihood of a successful implementation. In addition, Certegy will present to CSCU information on new products and services prior to those new products or services being offered to the Credit Unions.

1.3 Credit Union Service Agreement. Certegy shall enter into a "Credit Union Service Agreement," substantially in the form of one of those agreements attached as Exhibits "B," "B-1 and "B-2 with each Credit Union desiring to acquire the Services.

1.4 Minimum Rating Requirements. From time to time, CSCU and Certegy may jointly establish minimum financial requirements for eligibility in the program offered pursuant to this Agreement.

1.5 Other Vendors. If a Credit Union wishes Certegy to provide to vendors data pertaining to that Credit Union, that Credit Union shall provide written authorization to Certegy to provide that data as well as indemnification for claims pertaining to the provision of that data or the performance of any such vendors, in a form acceptable to Certegy. In addition, Certegy my require any such vendor to enter into written agreements with Certegy governing the provisions of that data and the vendor's duty to protect the data from compromise and unauthorized use or disclosure.

Fees for the Services. 2.

2.1 CSCU Enrollment Fee. At the time a Credit Union enters into a Credit Union Service Agreement, that Credit Union shall pay to CSCU, and CSCU hereby authorizes Certegy to collect on its behalf, a nonrefundable enrollment fee of One Hundred Fifty Dollars ($150.00).

2.2 Guaranteed Rates. Certegy shall charge the Credit Unions, and the Credit Unions shall pay, those fees set forth on Schedules "A", "B", "C", "E", "G", "J", "K" and "L", copies of which are attached to and made a part of this Agreement (collectively, the "Schedules"). Subject to subparagraphs 2.3 and 2.4 of this Agreement, those fees set forth on the Schedules shall remain in effect through the term of this Agreement. Pass through Fees. From time to time, Certegy shall have the right to increase

2.3 any of the fees over which it has no control up to the amount of the actual cost incurred by Certegy including, but not limited to, Certegy's reasonable internal costs (collectively, the "Pass Through Fees") and which are identified as such on the Schedules, effective as of the date those Pass Through Fees are increased to Certegy. CSCU shall not be responsible, however, for any MasterCard and Visa fines and penalties that result from Certegy's failure to fulfill its obligations under this Agreement.

2.4 Fee Increases for Inflation. Effective October 1, 2004, upon written notice in accordance with section 2.5, Certegy shall have the right, three times during the Extended Period, to increase one or more of the fees set forth on the Schedules, excluding the Pass Through Fees, by a percentage equal to the Percentage Increase, if any, in the Consumer Price Index as described below, but not to exceed 3% in any one increase. For purposes hereof, the following definitions shall apply:

(i) The "Consumer Price Index" shall mean the Consumer Price Index of the Bureau of Labor Statistics of the United States Department of Labor (the "DOL") for All Urban Consumers, U.S. City Average (1982-84=100), "All Items" (the "Index"). If the DOL revises the basis on which the Index is now calculated, the parties shall make an appropriate conversion to a revised "Index" on the basis of conversion factors published by the DOL. If conversion factors are not available from the DOL, either party may request the DOL to provide an appropriate conversion or adjustment. If the DOL is unable or unwilling to provide an appropriate conversion or adjustment, or if the Index is discontinued, the parties shall in good faith agree on a suitable substitute for the Index.

(ii) The "Percentage Increase" shall mean the percentage equivalent to the fraction, the numerator of which is the Index for the Comparative Month less the Index for the Base Month, and the denominator of which is the Index for the Base Month.

(iii) The "Comparative Month" shall mean the third month prior to the effective date of the increase, and the "Base Month" shall mean (a) in the case of the first increase for any applicable Schedule, March of 2002, and (b) in the case of a subsequent increases, the month that was the Comparative Month for the last increase of the fees being increased.

2.5 Notice of Fee Modification. Any allowed fee modification shall be effective on the first calendar day of the next month following thirty (30) days prior written notice from Certegy to CSCU and the Credit Unions. Certegy shall document any fee modification by revising the applicable Schedules, providing a copy of the revised Schedules to CSCU and providing notice of the changes to the individual Credit Unions.

2.6 Payment of Fees. Fees for processing transactions shall be settled each banking day for the transactions processed for the previous banking day and shall be payable by deduction from the various Accounts referenced in section 3 of this Agreement. Fees for all other Services shall be invoiced by Certegy monthly and shall be payable by deduction from the Accounts referenced in, and in accordance with, section 3 of this Agreement. Settlement Procedures. 3. Program Clearing Account. So long as this agreement remains in effect, Certegy

3.1 shall maintain on behalf of CSCU a demand deposit account (the "Program Clearing Account" or "PCA") at a mutually agreeable financial institution the purpose of settling transactions, charges, and reimbursements in connection with the Credit Unions' VISA and MasterCard programs. Access. Certegy shall have the right to make deposits into and withdrawals from

3.2 the PCA for the following purposes:

(i) daily settlement of all incoming VISA and MasterCard cardholder amounts due VISA and MasterCard;

(ii) daily settlement of fees payable to Certegy for the transactions processed the previous banking day;

(iii) monthly settlement of Certegy's fees and charges other than daily transaction processing fees;

(iv) daily settlement of all VISA and MasterCard fees charged CSCU or a CSCU member by VISA or MasterCard or deducted from Certegy's accounts, including without limitation the combined warning bulletin fees, interchange fees, and assessments;

(v) daily payment of any interest due Certegy for Funds paid by Certegy to VISA or MasterCard on behalf of the Credit Unions that were not available in the PCA (the "PCA Shortfall"), which interest shall be calculated at the prime rate charged by Certegy's depository bank plus one percent (1%) for all PCA shortfall;

(vi) daily investment for CSCU's benefit of available funds from the PCA as described in section 3.4;

(vii) settlement of all incoming debt transactions; and

(viii) settlement of all outgoing debit transactions not more than three (3) business days following Certegy's receipt of such outgoing debit transactions from a Credit Union.

3.3 Funding and Management of the PCA. CSCU, through each of the Credit Unions, shall provide Certegy the funds to maintain on behalf of CSCU, at all times in the PCA, a balance not less than the following (the "Minimum Balance"):

(i) If Certegy provides any of the Services referenced on Schedule "A" and "B", the anticipated average number of credit cardholder accounts of each Credit Union under its VISA and/or MasterCard programs for the first 90 days or 300 accounts, whichever is greater, x 2.5 (anticipated charges per cardholder account per month) x $75 (anticipated average transaction amount) divided by
21.5 (average business days per month); plus

(ii) If Certegy provides any of the Services referenced on Schedule "E" and "J", the anticipated average number of debit cardholder accounts of each Credit Union under its VISA and/or MasterCard programs for the first 90 days or 300 accounts, whichever is greater, x 5 (anticipated debits per cardholder account per month) x $40 (anticipated average debit amount) divided by 21.5 (average business days per month); plus

(iii) if Certegy provides any other Services to a Credit Union, an amount sufficient to cover those daily transactions and chargebacks as well (e.g., Direct Processing Merchant Services as referenced on Schedule "C" or Commercial Card Services on Schedule "G"). The above factors may be adjusted by Certegy based on the actual transaction volume history of those Credit Unions for which Certegy has been providing Services, and the factors shall thereafter be adjusted quarterly by Certegy, or more often if deemed necessary by Certegy and CSCU, based on the actual transaction volume history of the prior quarter and seasonal factors. Certegy shall give prior written notice to CSCU and the Credit Unions of any adjustment of the factors. Credit Union authorizes Certegy, at Credit Union's expense, to access the PCA as well as the Settlement Account through the Automated Clearing House ("ACH"), U.S. Central Credit Union's data switch, wire transfer, or draft transfer in order to maintain Credit Union's required balances, if applicable, or for any purpose described in this section 3, and similarly to transfer funds owing to a Credit Union into the applicable account. CSCU guarantees the availability of the funds in the various accounts referenced in this section 3 and agrees that Certegy shall at all times have access to such funds for the above referenced purposes and further agrees that Certegy shall be able to make the withdrawals and transfers required hereunder and hereby authorizes Certegy to borrow funds, on a short-term basis on behalf of CSCU, to maintain funds in those accounts in an amount reasonably required by Certegy to perform daily settlements. Certegy agrees to manage the various accounts on CSCU's behalf and on behalf of Credit Union to achieve these stated purposes. Investment of Funds. Certegy shall invest any available funds in the PCA on

3.4 behalf of CSCU in short-term investments to be mutually agreed on in writing.

3.5 Settlement Account. Certegy shall on behalf of CSCU require each Credit Union to maintain, and each Credit Union shall maintain, at all times a demand deposit account (a "Settlement Account") with funds in an amount sufficient to enable CSCU and/or Certegy to replenish the PCA, on a daily basis, so that the Credit Union's pro rata share of the Minimum Balance is maintained at all times. CSCU and/or Certegy, through U.S. Central Credit Union's data switch, through the Automated Clearing House ("ACH"), or through wire transfer, at the expense of each Credit Union, shall have the right to transfer funds from each Settlement account to the PCA, on a daily basis, in an amount necessary to replenish the PCA as set forth above. Each Credit Union shall provide overdraft protection for its Settlement Account to further ensure that CSCU and/or Certegy shall be able to make the transfers necessary under this section. So long as Certegy shall follow reasonable and prudent procedures to minimize loss resulting from the failure of a Credit Union to maintain the required balance in its Settlement Account, CSCU shall indemnify and hold harmless Certegy from and against any losses and liabilities resulting from the failure of a Credit Union to maintain the required balance. Settlement to Credit Unions processing on BASE2000. Credit Unions receiving

3.6 Certegy Services under Schedules "K" or "L" shall each establish a settlement account in the Credit Union's name to enable VISA and/or MasterCard to settle transactions, dues, fees, assessments and other amounts directly to the Credit Union settlement account ("Direct Settlement Account"). The Credit Union shall maintain sufficient balances in the Direct Settlement Account to enable such VISA and/or MasterCard settlements. Neither CSCU nor Certegy shall bear any responsibility or liability for funding of the Credit Union's Direct Settlement Account.

3.7 Payment Account. Certegy shall maintain on behalf of CSCU one or more demand deposit accounts for the purpose of deposit of cardholder and other payments made to CSCU and the Credit Unions (the "Payment Accounts"). Certegy shall have the right to deposit cardholder and other payments into the Payment Accounts and to transfer funds from the Payment Accounts to the PCA, the Settlement Account or the Direct Settlement Account, as appropriate.

3.8 Records. Certegy shall maintain complete records pertaining to the PCA and the Payment Accounts, including records pertaining to reconciliation of the PCA, daily interchange fees, and daily settlements, and pertaining to Certegy's transfers to and from the Settlement Accounts.

Quality Control Standards. 4.

4.1 Certegy shall maintain the quality control standards set forth in Exhibit "C", which is attached to and made a part of this Amendment (the "Standards"). At the end of each calendar quarter, Certegy and CSCU shall review Certegy's quarterly performance regarding the Standards. To facilitate that quarterly review, Certegy shall provide CSCU with monthly reports on which that review can be based. Those Standards on Exhibit C, which are deemed to be "Material Standards", are identified as such on Exhibit "C". CSCU and Certegy shall each measure Credit Union satisfaction through their independently conducted surveys. If CSCU notifies Certegy that CSCU's satisfaction survey results for any period vary materially from the results of Certegy's satisfaction survey for the same period, the parties shall compare their surveys to confirm that the survey questions seek the same information, the surveys are addressed to the same target audience, and the surveys use the same response scale. If matching these factors corrects the variance, future results should match. When these factors are the same and the results still have a statistically significant variance and the issue causing the variance can be identified, CSCU and Certegy will mutually agree on corrective action and implement the corrective action plan within 30 days. If Certegy and CSCU cannot identify or agree upon the cause for the variance, the parties will jointly retain the assistance of an outside statistical survey specialist to assist the parties' effort to eliminate the variance.

4.2 The failure by Certegy to have met one or more Material Standards or three or more of the other Standards in any three consecutive months shall be deemed a "Material Failure". In the event Certegy is implementing a technology or software enhancement, Certegy may inform CSCU in advance of the Standards it expects to be negatively affected and the timeframe for the implementation. Such identified Standards will not be included in determining whether there has been a Material Failure during the implementation. In the event of a Material Failure, Certegy shall take those steps necessary to cure that specific Material Failure within the 1-month period following notice by CSCU to Certegy of the Material Failure (the "Cure Period"). Except as provided for in subsection 4.3, the test period to determine whether such cure has been accomplished shall be the 1-month period following the Cure Period.

4.3 In addition, during any Cure Period for the Standards identified in Exhibit "C" as either the "Cardholder Satisfaction Rating Index Goal" or the "Credit Union Satisfaction Rating Index Goal", for satisfaction surveys conducted by Certegy, (collectively, the "Satisfaction Rating Index Goals"), Certegy will pay CSCU (i) $20,000 for any month in which there is a Material Failure of one Satisfaction Rating Index Goal, and (ii) $40,000 for any month in which there is a Material Failure of both Satisfaction Rating Index Goals. Notwithstanding anything in this Agreement to the contrary, if Certegy is unable to cure the applicable Satisfaction Rating Index Goal(s) after a 90-day period following the beginning of the Cure Period, CSCU may terminate this Agreement.

4.4 Unless otherwise expressly agreed to in writing by the parties, all results of all Standards shall be deemed "Confidential Information" of Certegy, subject to section 8 of this Agreement.

4.5 Certegy will invest in improvements to its debit/ATM processing capability during the Renewal Term. Certegy's goals will be:

(1) to establish effective, efficient and dependable connectivity to enable authorizations and settlements over all major debit/ATM networks;

(2) to provide competitive solutions for CSCU Credit Union's debit and ATM card processing needs;

(3) to have Certegy's platform connect directly to VISA for signature debit authorizations;

(4) to settle signature debit transactions directly with VISA;

(5) to enable single point settlement;

(6) to provide a graphical user interface;

(7) to enable seven-day processing, and

(8) to enable unique authorization parameters by BIN. Backup, Disaster Recovery, Force Majeure and System Integrity. 5.

5.1 Backup. Certegy shall provide for backup data processing in the event Certegy's primary data processing unit becomes inoperable. Certegy will provide off-premises secured storage of data and program files as required by VISA and MasterCard and will have available redundant sources of electrical power.

5.2 Disaster Recovery. In the event Certegy is prevented from performing its obligations under this Agreement through no fault of its own, Certegy shall, through its own facilities, suppliers of computer equipment and/or other processors, make best efforts to assist Credit Union to obtain replacement processing services for the Services, as promptly as is reasonably possible. Credit Union authorizes Certegy to provide cardholder and other Confidential Information to those vendors it contracts with to provide disaster recovery and other back-up processing services to Certegy, in order to test and prepare for disaster recovery as well as to perform Services in the event of a threatened or actual disaster. Certegy shall require each vendor that is to receive Confidential Information to sign a confidentiality agreement binding such vendor to protect and not improperly disclose Confidential Information. Certegy has maintained and shall continue to maintain arrangements with vendors to provide backup processing capability and Certegy shall test the functionality and viability of such backup processing capability twice each year.

5.3 Force Majeure. If Certegy is prevented from performing its obligations under this Agreement due to causes beyond its control, including without limitation strikes, riots, earthquakes, epidemics, wars, acts of terrorists, fires, power failures, the failure or closure of a Credit Union, machine breakdowns, computer-associated equipment outages, or any other catastrophe rendering its data processing center wholly or partially inoperable, Certegy shall not be liable for any loss or damage to Credit Union, Agent Credit Unions or Customers.

5.4 Annual Financial and System Review. Each year, Certegy shall provide to CSCU a copy of the most recent annual report of its publicly held parent corporation and a copy of the most recent third party auditors' review and report on the design and compliance test of Certegy's card processing system (SAS 70). Upon Credit Union's written request, Certegy shall provide these documents to Credit Union.

6. Merchant Fees. If a Credit Union utilizes the Merchant Services provided by Certegy, the fees referenced in Schedule "C" attached to and made a part of this Amendment, shall apply to those services, and the following terms are added to the Agreement:

6.1 Right to Refuse Merchants. Credit Union shall not enroll merchants for participation in the VISA and/or MasterCard system through CSCU or Certegy, if those merchants are within the categories of merchants designated by CSCU and/or Certegy from time to time as "high-risk merchants". CSCU and/or Certegy shall have the right to refuse to enroll, and may terminate the enrollment of, any merchant if it determines, in its sole and absolute discretion, that failure to do so would create excessive risk for CSCU and/or Certegy. Right to Refuse Transactions. In the event that either CSCU or Certegy 6.2 determine, in their sole discretion, that the risks related to the credit card sales transactions ("Transactions") introduced by any merchant enrolled by Credit Union are excessive, then CSCU or Certegy may refuse to accept and process those Transactions. CSCU or Certegy shall promptly notify Credit Union of its refusal to accept and process Transactions from any such merchant.

6.3 Card Association Requirements. Credit Union shall comply with all VISA and/or MasterCard requirements for enrolling new merchants including, but not limited to, the performance of a credit check and/or other financial background investigation; a physical inspection of the merchant's place of business; and an investigation to determine whether the merchant previously has been expelled from the VISA and/or MasterCard systems by another Credit Union for fraud or suspected fraud. Credit Union shall examine the sales drafts contained in sealed merchant deposits before forwarding such deposits to Certegy in order to detect possible fraud and other irregularities.

6.4 Indemnification. Notwithstanding any other provision of this Agreement, Credit Union shall indemnify and hold harmless Certegy and CSCU, and their respective stockholders, officers, directors, employees, agents, affiliates, subsidiaries, successors and assigns, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses, including reasonable attorney fees including attorneys' fees in appellate and bankruptcy proceedings, or disbursements of any kind or nature whatsoever, which may be suffered by, imposed on, incurred by, or asserted against Certegy, CSCU or the other indemnified parties in any way relating to, or arising out of any merchant deposit of VISA or MasterCard credit card or debit card sales transactions, drafts which arise from transactions from merchants enrolled by Credit Union or an agent institution of Credit Union for the merchant services provided pursuant to the Service Agreement, ("Sales Transactions"), including counterfeit or fraudulent transactions, or any chargebacks of such Sales Transactions (collectively, the "Losses"). Certegy shall be a third-party beneficiary of this paragraph, and if Certegy brings any lawsuit, arbitration or other action against Credit Union to enforce the provisions of this paragraph, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in connection with the action including attorneys' fees and costs in appellate and bankruptcy proceedings.

6.5 Right to Utilize Certain Funds. CSCU and/or Certegy shall have the right to utilize any amounts payable to Credit Union as a result of Transactions in the MasterCard and/or VISA systems in payment of, or to reimburse CSCU or Certegy for, chargebacks or any other amounts payable by, or any other losses resulting from the activities of, any merchants enrolled by Credit Union or an agent institution of Credit Union. Credit Union acknowledges that Certegy is a third party beneficiary of all rights granted to CSCU by Credit Union under this Financial Services Agreement, and that Certegy can exercise all rights given to it pursuant to this paragraph to, among other things, apply incoming amounts to offset or recover amounts due on fraudulent Transactions introduced into the MasterCard and/or VISA systems by merchants enrolled by Credit Union or an agent institution of Credit Union. Credit Union specifically agrees that the rights of CSCU and Certegy and the obligations of Credit Union hereunder shall survive any termination of this Agreement.

Inspection of Records. 7.

7.1 Inspection by CSCU. On reasonable notice, during normal business hours and on presentation of written authorization from CSCU or from a Credit Union, as the case may be, CSCU representatives shall have the right, at CSCU's expense, to inspect and audit information and records in Certegy" possession pertaining to this Agreement or the Credit Union providing the authorization; provided that any such notice shall specify the scope of the inspection or audit and Certegy shall have the right to receive and comment on any report prepared by any external representative engaged by CSCU in connection with any such inspection or audit, prior to its dissemination to the Credit Unions or any other parties.

7.2 Inspection by Credit Union. On reasonable notice, during normal business hours and on presentation of written authorization from a Credit Union, the representatives of the Credit Union or the designated agent of the Credit Union shall have the right, at the Credit Union's expense, to inspect and audit information and records pertaining to that Credit Union; provided that any such notice shall specify the scope of the inspection or audit and Certegy shall have the right to receive and comment on any report prepared by any external representative engaged by the Credit Union in connection with any such inspection or audit, prior to its dissemination to the Credit Unions or any other parties. Government Inspection. Certegy shall permit those governmental agencies that 7.3 regulate and examine CSCU and the Credit Unions to examine Certegy and its books and records to the same extent as if the Services were being performed by CSCU or the Credit Unions on their own premises.

8. Confidentiality. Each of the parties to this Agreement shall hold all information provided to it by the other party, or through its relationship with the other party, as secret and confidential, whether in the form of reports, plans, customer lists, data, documents, software and related products and services, (including, without limitation, CSCU's proprietary software, the Virtual Card Consultant), drawings, writings, samples, know-how, marketing, strategies, business operations and business systems, and other proprietary material ("Confidential Information"). Non-public financial information that is personally identifiable to a customer or member of Credit Union (referenced in the Gramm-Leach-Bliley Act of 1999 as "Non-public Personal Information" or "NPI") shall be treated by Certegy as Confidential Information whether it is received directly from Credit Union, through VISA or MasterCard or from another third party. Certegy shall only provide NPI to CSCU at the request of Credit Union. Confidential Information shall remain the property of the party from or through whom it was provided. The parties shall use Confidential Information, including NPI, only to perform under this Agreement and in the case of CSCU its Membership Agreement with Credit Union. Each party shall use the same degree of care to protect the other party's and Credit Union's Confidential Information as it uses to safeguard its own and each party shall implement and maintain procedural, physical and electronic safeguards to prevent the compromise or unauthorized disclosure of Confidential Information. For purposes of this section, other than in the case of NPI, Confidential Information shall not include information that becomes available to the public through no wrongful action of the receiving party, is already in the possession of the receiving party and not subject to an existing agreement of confidentiality between the parties, is received from a third party without restriction and without breach of this Agreement, is independently developed by the receiving party, or is disclosed pursuant to a request from a government agency to the extent required by law. This Agreement shall in no way be construed to grant any right, license, or authorization to either party to use Confidential Information except as permitted in this Agreement. Each party shall restrict access to Confidential Information to those employees and persons in the receiving party's organization with a need to know such Confidential Information in order to perform its obligations under this Agreement. Such employees and persons shall be under the same obligations to hold secret and confidential such Confidential Information. To the extent Certegy retains third party vendors to assist it in performing its duties under this agreement, it shall first require such vendors similarly to protect and restrict the use of Confidential Information. The obligations of the parties hereunder shall survive the termination of this Agreement.

Transmissions. 9.

9.1 CSCU and Credit Union Responsibility. CSCU and/or the Credit Unions, as the case may be, shall be responsible for transmission at their expense, and shall bear the risk of loss and damage resulting from the transmission to the data processing center of Certegy of information and data (collectively, "Data"). In the case of physical transmission of Data to Certegy, the responsibility for loss and damage shall remain with CSCU and/or the Credit Unions to the point where and until Certegy receives delivery of the Data through the U.S. mail or by courier, and in the case of electronic transmission, until receipt is confirmed by Certegy, at which time the risk of loss shall shift to Certegy.

9.2 Certegy Responsibility. Certegy shall bear the risk of loss and damage resulting from the transmission of Data from the data processing center of Certegy. In the case of physical transmission of Data from Certegy to CSCU or a Credit Union, the responsibility for loss and damage shall remain with Certegy to the point where and until CSCU or the Credit Union, as the case may be, receives delivery of the Data through the U.S. mail or by courier, and in the case of electronic transmission, until receipt is confirmed by CSCU or the Credit Union, at which time the risk of loss shall shift to CSCU or the Credit Union, as the case may be. Certegy's responsibility for the safekeeping and security of plastic credit cards or blank plastic cards commences upon the delivery of such plastics to Certegy and terminates upon delivery of plastics by Certegy to the mail, courier or freight service designated by CSCU or the Credit Union.

Compliance with Laws and regulations. 10.

10.1 Certegy's Compliance Obligations. Except as provided in items (i) and (ii) of section 10.2 below, Certegy shall be responsible for providing the Services in a manner that complies with all Federal laws, rules, and regulations as amended or enacted from time to time applicable to the Services, including without limitation the Truth-In-Lending and Fair Credit Billing Acts, and all rules and regulations promulgated under those laws. 10.2 Credit Union Compliance Obligations. Each Credit Union shall be responsible for the following:

(i) preparing its credit application forms, solicitations, and notices of credit approval and denial as well as compliance with all Federal laws, rules, and regulations relating to those documents, including without limitation, where applicable to those documents, the Federal Consumer Credit Protection Act including Truth-In-Lending, the Equal Credit Opportunity act, the Electronic Fund Transfer Act, the Gramm-Leach-Bliley Act of 1999, the U.S.A.

PATRIOT

Act, and any regulations implementing such acts;

(ii) if the Credit Union elects to prepare any other documentation or text for use with its cardholder accounts, Credit Union shall comply with all applicable laws, rules, and regulations applicable to such documentation or text;

(iii) complying with all state and municipal laws, rules, and regulations as amended or enacted from time to time applicable to all documentation sent to the Credit Union's cardholders; and

(iv) except as provided in section 10.1 above, complying with all Federal and state laws, rules, and regulations applicable to the operation of its card program, including without limitation state and Federal usury laws, Fair Credit Reporting, Equal Credit Opportunity and Electronic Funds Transfer Acts and all rules and regulations promulgated under these laws relating to the operation of its card program, and all VISA, MasterCard and other card association rules and regulations applicable to card issuing institutions in connection with the operation of its card program.

10.3 Modifications to Card Program. Each Credit Union shall notify Certegy by certified mail if it desires to amend, subject to applicable law and regulation, any aspect of its card program which may impact Certegy's provision of the Services to that Credit Union, including, without limitation,

(i) the annual percentage rate it charges,

(ii) the percent and dollar amount of minimum payment,

(iii) its method of finance charge calculation, and/or (iv) the annual fees of that Credit Union's existing card program.


10.4 Debit Card Disclosures. Notwithstanding anything to the contrary in this section 10, each Credit Union shall be solely responsible for providing any and all required debit card disclosures and forms to its customers. Each Credit Union shall be solely responsible for compliance with all laws, rules, and regulations applicable to all aspects of the operations of its debit card programs, regardless of whether that Credit Union uses any forms or other materials supplied by Certegy.

11. Certegy Procedures. Certegy shall, from time to time, hold training sessions at its facility and such other places as it shall designate, for new Credit Union employees or Credit Union employees needing additional training. Each Credit Union shall be responsible for sending its employees to Certegy training sessions as necessary for them to be fully trained to perform their responsibilities in connection with utilization of the Services. For each area of responsibility to be performed by one or more employees of a Credit Union, that Credit Union shall send at least one employee who will be performing that responsibility to training to be trained in that responsibility. Each Credit Union shall have full responsibility for ensuring that its employees and other representatives comply with all procedures set forth in Certegy" training manual or other procedural manuals and literature provided to the Credit Union at training sessions or otherwise from time to time, including without limitation those pertaining to verification of the accuracy of account confirmation cards sent by Certegy to the Credit Union and monitoring of combined warning bulletins (collectively, the "Procedures") and shall indemnify, defend, and hold harmless Certegy, its officers and directors, and its successors and assigns from and against any and all liabilities, claims, damages, losses or expenses, including reasonable attorneys' fees (collectively "Claims") that result from, arise out of, or in connection with the failure of an employee or other representative of that Credit Union to follow the Procedures.

12. Responsibility for Counterfeit and Fraudulent Transactions. Each Credit Union assumes financial responsibility for all VISA and MasterCard debit and credit card transactions charged to its cardholder accounts, including but not limited to counterfeit transactions and fraudulent transactions, and shall indemnify and hold harmless CSCU, Certegy, their officers and directors, and their successors and assigns against any and all Claims that result from, arise out of, or in connection with such transactions, unless such Claims are caused by Certegy's negligence, willful misconduct, or failure to perform in accordance with the terms of this Agreement.

Mediation; Arbitration. 13.

13.1 The parties shall submit any dispute arising under section 1.2 to mediation as administered by, and subject to the rules of, the Computer Law Committee of The Florida Bar or such other mediation group mutually agreed to by the parties, to attempt to resolve the dispute. Each party shall be responsible for its own costs and attorneys' fees, if any, incurred during the mediation.

13.2 If mediation under section 13.1 does not result in a full settlement of the dispute, then any matter described in section 1.2 that is disputed shall be submitted to arbitration and decided in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Tampa, Florida, and the decision rendered by the arbitrators in connection with any such matter shall be binding. In connection with any arbitration pursuant to this section, the arbitrators shall have the discretion to determine whether either party is the prevailing party and to allocate all or more than half of the responsibility for the costs of the arbitration, plus responsibility for all or a portion of the prevailing party's attorneys' fees, to the non-prevailing party. If no such allocation is made, each party shall be responsible for half the costs of the arbitration and that party's entire attorneys fees.

13.3 If either party initiates an action or proceeding at law or in equity that should have been submitted for resolution under section(s) 13.1 or 13.2, then the other party shall be entitled to recover from the party who initiated that action or proceeding, its attorneys' fees and costs incurred in connection with a motion to dismiss the action or proceeding on the grounds that it should have been submitted for resolution under section(s) 13.1 or 13.2.

Termination. 14.

14.1 Events. This Agreement shall terminate on December 31, 2009, or on written notice given from one party to the other after the occurrence of any one of the following:

(i) the termination of Certegy's right or ability to perform the Services for VISA or MasterCard accounts;

(ii) the failure of CSCU to obtain and maintain those BIN's and ICA's necessary in order for the Credit Unions to use and share BIN's and ICA's maintained by CSCU;

(iii) the discontinuance by either party of its performance of this Agreement because of an order of an appropriate state or Federal court or regulatory body to so discontinue its participation;

(iv) any affirmative act of insolvency by VISA or MasterCard or upon the filing by VISA or MasterCard of any action under any reorganization, insolvency, or Moratorium law, or upon the appointment of any receiver, trustee, or conservator to take possession of the properties of VISA or MasterCard;

(v) subject to item (vi) below, the failure of either party to cure a material breach of its obligations under this Agreement within thirty (30) days following written notice of the breach from the other party; provided that if the breach cannot reasonably be cured within thirty (30) days, the non-breaching party shall not have the right to terminate this Agreement so long as the breaching party promptly commences to cure the breach within thirty (30) days following the notice of the breach and accomplishes the cure within ninety (90) days; or the failure of Certegy to cure a Material Failure in accordance with section 4.
(vi)

14.2 Cooperation Following Termination. If CSCU gives Certegy written notice of its decision to switch card processors following termination of this Agreement for any reason, Certegy shall cooperate reasonably with CSCU to effect an orderly transition of CSCU's operations to the new processor designated by CSCU. In connection with the conversion of a Credit Union to another card processor, either in connection with CSCU's decision to switch processors or otherwise, Certegy shall (i) cooperate reasonably with the Credit Union to effect an orderly conversion, which may include, but shall not necessarily be limited to, performing those tasks set forth on Exhibit "D" and (ii) at the request of the Credit Union, continue providing the Services to the Credit Union following termination of its Credit Union Service Agreement until the conversion is completed; provided that Certegy shall not be obligated to provide the Services to that Credit Union beyond six (6) months following the effective date of such termination.

14.3 Direct Processing Agreement. Following the resignation of each and every Credit Union from CSCU, either during or following the term of this Agreement, Certegy and that Credit Union shall have the right to contract with each other directly, or indirectly through another association, for processing services. Certegy shall not solicit any of the Credit Unions to resign from CSCU and enter into a direct contract with Certegy for card processing to commence prior to the termination of this Agreement or any extension or renewal of this Agreement.

15. Services Provided by CSCU. CSCU shall be responsible for and assume all liability for services it provides to the Credit Unions and which are not required to be performed by Certegy under this Agreement.

16. Notices. Except as otherwise provided in this Agreement, any notice, demand, or other communication required or desired to be given under this Agreement by Certegy or CSCU or under a Credit Union Service agreement by Certegy or the Credit Union shall be in writing and shall be deemed validly given forty-eight
(48) hours after its deposit in the first class United States mail, certified or registered, postage prepaid, return receipt requested, or if given by other means, upon receipt of delivery. A communication to Certegy or CSCU shall be addressed or delivered to the appropriate party at its address set forth below:

To Certegy: Certegy Card Services, Inc.
11601 Roosevelt Boulevard
St. Petersburg, FL 33716
Attn: President
with a copy to the Certegy law department in St. Petersburg
To CSCU: Card Services for Credit Unions, Inc.
15950 Bay Vista Drive
Suite 170
Clearwater, FL 33760
Attn: President

A communication to a Credit Union shall be addressed or delivered to the address shown on that Credit Union's Credit Union Service agreement. Either party or a Credit Union may change its address for the receipt of notices, demands, or other communications by giving notice of the change in accordance with this section.

17. Indemnification. Certegy shall indemnify, defend and hold harmless CSCU, CSCU employees, its officers and directors and its successors and assigns from and against any and all Claims that result from, arise out of, or in connection with Certegy's failure to perform in accordance with, or any breach by Certegy of, its obligations under this Agreement or any Credit Union Service Agreement, or any administrative or operating procedures or guidelines agreed to in writing by both Certegy and CSCU from time to time. Certegy and each Credit Union shall indemnify, defend and hold harmless the other party, the other party's officers and directors, and the other party's successors and assigns from and against any and all Claims that result from, arise out of, or in connection with the indemnifying party's failure to perform in accordance with, or any breach by the indemnifying party of, its obligations under this Agreement or the Credit Union Service Agreement. In addition, Credit Union shall indemnify and hold harmless Certegy, its officers, directors, successors, and assigns from and against any and all Claims resulting from, arising out of, or in connection with the performance, or nonperformance, of any vendor as contemplated by section 1.5 of this Agreement.

18. Limitations on Damages. In any action by either party against the other, by a Credit Union or Certegy against the other, or by CSCU or a Credit Union against the other, neither party shall be liable to the other for consequential, special, or exemplary damages; provided that in any action or actions by CSCU and one or more Credit Unions against Certegy arising out of the same general set of circumstances, Certegy may be liable for consequential damages not to exceed Fifty Thousand Dollars ($50,000) to CSCU or any one Credit Union and Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

MasterCard/Visa Requirements. 19.

19.1 Use of Trademarks.

19.1.1 Certegy shall not use any of the MasterCard trademarks and/or Visa Card Program Marks (collectively, the "Marks") on any material in connection with the Service unless CSCU and/or its member, as the case may be, are prominently identified by name and city adjacent to such Marks. All such material may not identify Certegy unless Certegy is prominently identified as an agent or representative of CSCU and/or its members, as the case may be.

19.1.2 Certegy shall have no authority to permit use of the Marks by any of Certegy's agents.

19.2 Solicitation Material. Any solicitation material used by Certegy shall disclose that the subsequent cardholder and/or merchant agreements are between CSCU's member and the individual cardholder and/or merchant.

19.3 MasterCard Member Service Provider Requirements.

19.3.1 Certegy shall fully comply with all applicable MasterCard Bylaws and Rules and any operational regulations, procedures or guidelines established from time to time by MasterCard (collectively, the "Rules");

19.3.2 Certegy has registered with MasterCard as a Member Service Provider ("MSP") and has submitted a signed MSP Agreement to MasterCard;

19.3.3 Certegy shall lindemnify and hold harmless MasterCard, CSCU and its members for any failure by Certegy to comply with the Rules, as amended from time to time;

19.3.4 Certegy shall disclose to CSCU the identity and location of all of its sales locations and any other MSP or independent party performing part or all of the Services;

19.3.5 If there is any inconsistency between any provisions of the Agreement and the Rules, the Rules in each instance shall apply.

19.3.6 The Agreement is terminable by CSCU in the event of a material breach by Certegy of a Rule applicable to the Services as provided for in section 14.1(v) of this Agreement.

19.4 Visa and MasterCard Risk Management And Reporting Requirements. Certegy shall report to Visa and MasterCard that information which Visa and MasterCard reasonably require from CSCU regarding the risk management reporting requirements of Visa and MasterCard that pertain to the individual Credit Unions. In the event that Visa and MasterCard materially modify what information they require, Certegy shall also provide that additional information; provided, however, if providing that additional information will require additional programming or otherwise cause Certegy to incur significant costs, Certegy's obligations to provide that additional information is subject to the mutual written Agreement of the parties.

20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Sate of Florida.

21. Attorneys' Fees. If either party institutes an action or proceeding at law or in equity, to enforce any provision of this Agreement, including an action for declaratory relief or for damages, or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys' fees and costs in connection with the action or proceeding, including attorneys' fees and costs in appellate and bankruptcy proceedings. Similarly, the prevailing party in an action or proceeding involving Certegy and a Credit Union in connection with a credit Union Service Agreement or otherwise in connection with the Services shall be entitled to its reasonable attorneys' fees and costs.

22. Exhibits and Schedules. All Exhibits (B, B-1, B-2, C and D) and Schedules (A, B, C, E, G, J, K, and L) attached to this Agreement are incorporated into and made a part of this Agreement by this reference.

23. This Agreement. This Agreement, together with the attached Schedules and Exhibits, supercedes all prior agreements, understandings, or representations of the parties on this subject matter.

24. Severability. If there is any conflict between a provision of this Agreement and any present or future law or regulation, the provision of this Agreement that is affected shall be curtailed only to the extent necessary to bring it within the requirements of the law or regulation, and the remaining provisions shall remain in effect.

25. Non-Waiver. No waiver by a party of a breach of any provision of this Agreement or of a Credit Union Service Agreement shall constitute a waiver of any prior or subsequent breach of the same or any other provision of this Agreement or any Credit Union Service Agreement.

26. Amendments. This Agreement shall not be amended except in writing signed by both parties. The parties shall cooperate in promptly delivering a copy of any amendments to the Credit Unions. Such delivery may be accomplished by either delivering a hard copy of any amendment to the Credit Unions or providing notice of any amendment in a bulletin delivered to the affected Credit Unions and making actual copies of any amendment available in a printable format on a website that is available to affected Credit Unions and identified in the bulletin.

27. Authority. Each party to this Agreement, and each Credit Union signing a Credit Union Service Agreement, represents and warrants that it has the full right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement or the Credit Union Service agreement, as the case may be, and that those obligations shall be binding without approval of any other person or entity. Each person signing this Agreement on behalf of a party and each person signing a Credit Union Service Agreement on behalf of a Credit Union represents and warrants that he has the full right, power legal capacity, and authority to sign that agreement on behalf of that party or Credit Union.

28. Quality Control Standards. In order to maintain quality service, telephone communications with each Credit Union may be monitored and/or recorded without any further notice or disclosure.

29. Certegy's systems shall remain capable of processing dates using four digit fields for the year throughout the term of this Agreement.

30. Deconversion Fees. In addition to all other amounts owed Certegy, in the event a Credit Union transfers all or a portion of its card base to another processor, to an acquirer of Credit Union's accounts or to Credit Union's internal systems for any reason whatsoever, Credit Union shall pay Certegy a Deconversion Fee equal to $1.00 per account transferred, with a minimum total charge of $5,000.00 and a maximum total charge of $50,000.00, for Certegy's performance of the services required to effectuate the transfer of the accounts from Certegy's processing platform.

31. Protection Against Employee Dishonesty. Certegy shall maintain Commercial Crime, including Employee Dishonesty, insurance coverage in the amount of at least five million dollars ($5,000,000.00) during the Term of this Agreement and during any subsequent renewal terms to protect against losses by CSCU or Credit Unions resulting from dishonesty of any Certegy Employee. Certegy shall periodically provide proof of such coverage to CSCU.

CARD SERVICES FOR

CERTEGY CARD SERVICES, INC.             CREDIT UNIONS, INC.,
a Florida corporation                   a Florida corporation


By: /s/ Lee Kennedy                     By: /s/ Patrick McGrady
    ---------------------------------       ------------------------------------
    Name Lee Kennedy                        Name Patrick McGrady
    Title Chief Executive Officer           Title Chairman

              2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT

                                    EXHIBIT B

                     CERTEGY CREDIT UNION SERVICE AGREEMENT

                                                                  (CERTEGY LOGO)

                     CERTEGY CREDIT UNION SERVICE AGREEMENT

     This Credit Union Service Agreement (this "Agreement") is made on ____________________, 20__ by and between Certegy Card Services, Inc., a Florida corporation ("Certegy"), and ___________________________________________________
__________________________________________, a __________________________________
("Credit Union"). This Agreement sets forth the terms pursuant to which Certegy will provide cardholder and/or merchant deposit services to Credit Union in connection with Credit Union's Visa and/or MasterCard programs, which processing services shall commence on the date mutually agreed to by the parties (the "Processing Commencement Date").

     NOW. THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. The Services. By this Agreement, Credit Union engages Certegy, and Certegy agrees, to provide cardholder and/or merchant deposit services to Credit Union, commencing on the Processing Commencement Date, in accordance with the terms of this Agreement and the terms of that certain Restated CSCU Card Processing Service Agreement, dated February 16, 1994, by and between Certegy and Card Services for Credit Unions, Inc. ("CSCU"), as amended from time to time. A copy of the Restated CSCU Service Agreement, as amended, is attached as Exhibit "A" (the "CSCU Service Agreement") and is incorporated into this Agreement by this reference. Credit Union acknowledges that it has read and understands the terms of the CSCU Service Agreement and both parties agree to be bound by all the terms contained in the CSCU Service Agreement as if both parties were signatories to that Agreement.

     2. Representation of CSCU Membership. Credit Union represents and warrants that it is a member of CSCU.

     3. Operating Rules and Procedures. Credit Union shall comply with and abide by those reasonable operating rules and procedures promulgated from time to time by CSCU, Certegy, and Visa and/or MasterCard.

     4. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

     5. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]


     6. Entire Agreement. This Agreement, together with Exhibit "A" attached, constitutes the entire understanding of the parties with respect to the subject matter of this Agreement.

     7. Amendments. This Agreement shall not be amended except in writing signed by both parties and unless CSCU shall consent in writing to such amendment; provided, however, that any amendments to the CSCU Service Agreement made in accordance with the CSCU Service Agreement shall be effective with respect to Certegy and Credit Union concurrently with the effectiveness of that amendment. Certegy and CSCU have agreed to promptly deliver to Credit Union a copy of any amendments to the CSCU Service Agreement.

     8. Notices. Any notices desired to be given in connection with this Agreement shall be given in the manner vided for in the CSCU Service Agreement.

                                                                 (CERTEGY LOGO)

     9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     10. Attorney's Fees. If either party institutes an action or proceeding at law or in equity to enforce any provision of this Agreement or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs.

     11. Beneficiary. CSCU shall be a third-party beneficiary to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CERTEGY CARD SERVICES, INC.                ------------------------------------
a Florida corporation
                                           ------------------------------------


By:
    ----------------------------------     By: --------------------------------

--------------------------------------     ------------------------------------
Name and Title                             Name and Title

11601 Roosevelt Boulevard                  ------------------------------------
St. Petersburg, FL 33716                   Address
727/556-9000
                                           ------------------------------------
     ("Certegy")                           City, State and Zip

                                           ------------------------------------
                                           Area Code and Phone No.

                                                ("Credit Union")

                                                                 (CERTEGY LOGO)

(CERTEGY LOGO)

              2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT

                                   EXHIBIT B-1

                     CERTEGY CREDIT UNION SERVICE AGREEMENT

                                          CERTEGY CREDIT UNION SERVICE AGREEMENT

     This Credit Union Service Agreement ("Agreement") is made as of ________, 20___ (the "Effective Date") by and between Certegy Card Services, Inc., a Florida corporation, f/k/a Equifax Card Services, Inc., ("Certegy"), and __________________ Credit Union ("Credit Union"). This Agreement sets forth the terms pursuant to which Certegy will provide processing services to Credit Union for its Visa and/or MasterCard programs, and supercedes and replaces the prior agreements between the parties.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Services. Credit Union engages Certegy to provide the card processing services described in Schedule(s) _____ (the "Schedules") to the Restated CSCU Card Processing Service Agreement effective January 1, 2004 ("CSCU Agreement") by and between Certegy and Card Services for Credit Unions, Inc. ("CSCU"), as restated and amended (the "Services"). Certegy exclusively will provide the Services for all of Credit Union's __________ card accounts ("Accounts") in accordance with the terms of the CSCU Agreement as modified by this Agreement. Credit Union acknowledges that it has received a copy and understands the terms of the CSCU Agreement and agrees to be bound by its terms. Capitalized terms not defined in this Agreement shall have the meaning given to them in the CSCU Agreement, if any.

2. Representation of CSCU Membership. Credit Union represents and warrants that it is a member of CSCU.

3. Operating Rules and Procedures. Credit Union shall comply with and abide by those reasonable operating rules and procedures promulgated from time to time by CSCU, Certegy, Visa and MasterCard.

4. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

5. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

6. Taxes. Credit Union shall be liable for all taxes, except Certegy's income taxes, that Certegy must collect or pay on products and Services provided under this Agreement.

7. Amendments. This Agreement shall only be amended by a writing signed by both parties; provided, however, that any amendments to the CSCU Agreement made in accordance with the CSCU Agreement shall be effective with respect to Certegy and Credit Union concurrently with the effectiveness of that amendment. Certegy and CSCU have agreed to promptly deliver to Credit Union a copy of any amendments to the CSCU Agreement.

8. Notices. Any notices in connection with this Agreement shall be given in the manner provided for in the CSCU Agreement.

9. Applicable Law. The laws of the State of Florida shall govern this Agreement. Venue for any action brought by a party under this agreement shall be in a court of competent jurisdiction in Pinellas County, Florida.

10. Beneficiary. CSCU shall be a third-party beneficiary to this Agreement.

11. Entire Agreement. This Agreement, together with the Schedules and the CSCU Agreement, constitutes the entire understanding of the parties with respect to this subject matter. In the event of a conflict between the provisions of this Agreement and the CSCU Agreement, the provisions of this Agreement shall govern.

12. Survival. The respective rights and obligations of the parties under this Agreement that by their nature continue beyond termination or expiration of this Agreement, including without limitation those contained in section 9 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned duly authorized officers.

TYPE CREDIT UNION'S NAME HERE            CERTEGY CARD SERVICES, INC.


By:                                      By:
    ----------------------------------        ---------------------------------
    Officer Signature                         Officer Signature

--------------------------------------   --------------------------------------
Print Name and Title                     Print Name and Title

--------------------------------------   --------------------------------------
Date                                      Date

Type Number And Street                    11601 Roosevelt Blvd
Type City/State/Zip                       St. Petersburg, Florida 33716

Type Telephone                            727-556-9000

              2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT

                                   EXHIBIT B-2

                     CERTEGY CREDIT UNION SERVICE AGREEMENT

                                          CERTEGY CREDIT UNION SERVICE AGREEMENT

     This Credit Union Service Agreement ("Agreement") is made as of __________, 200___ (the "Effective Date") by and between Certegy Card Services, Inc., a Florida corporation, f/k/a Equifax Card Services, Inc., ("Certegy"), and ____________ Credit Union ("Credit Union"). This Agreement sets forth the terms pursuant to which Certegy will provide processing services to Credit Union for its Visa and/or MasterCard programs, and supercedes and replaces the prior agreements between the parties.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Services. Credit Union engages Certegy to provide the card processing services described in Schedule(s) _____ (the "Schedules") to the Restated CSCU Card Processing Service Agreement effective January 1, 2004 ("CSCU Agreement") by and between Certegy and Card Services for Credit Unions, Inc. ("CSCU"), as restated and amended (the "Services"). Certegy exclusively will provide the Services for all of Credit Union's ___________ card accounts ("Accounts") in accordance with the terms of the CSCU Agreement as modified by this Agreement. Credit Union acknowledges that it has received a copy and understands the terms of the CSCU Agreement and agrees to be bound by its terms. Capitalized terms not defined in this Agreement shall have the meaning given to them in the CSCU Agreement, if any.

2. Representation of CSCU Membership. Credit Union represents and warrants that it is a member of CSCU.

3. Operating Rules and Procedures. Credit Union shall comply with and abide by those reasonable operating rules and procedures promulgated from time to time by CSCU, Certegy, Visa and/or MasterCard.

4. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

5. Intentionally left blank.

6. Intentionally left blank.

7. Intentionally left blank.

8. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

9. Compliance.

     9.1 Sample Forms. As a convenience to Credit Union, Certegy may provide samples of applicable terms and conditions of card issuance and use, required Federal Truth-In-Lending disclosures, Regulation E and Z billing error resolution, disclosures, and other items (collectively, "Sample Forms"). SUCH SAMPLE FORMS ARE PROVIDED WITH NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING THEIR COMPLIANCE WITH APPLICABLE LAW OR THEIR APPROPRIATENESS FOR USE BY CREDIT UNION. Credit Union shall be responsible to approve all Sample Forms for its own use. All other disclosures and forms, including card application forms and notices of credit card approval and denial, shall be prepared by and be the full responsibility of Credit Union. Credit Union's license to use the Sample Forms terminates upon termination of the Agreement.

     9.2 Credit Union's Responsibilities. Credit Union shall be solely responsible for compliance with all laws, rules, fees and regulations applicable to all aspects of the operations of its VISA and/or MasterCard programs, including all VISA and MasterCard rules, fees and regulations, usury laws, the Truth-In-Lending Act, Fair Credit Reporting Act, Equal Credit Opportunity Act, Electronic Funds Transfer Act, all rules and regulations promulgated under such Acts, and all state laws and regulations. Credit Union acknowledges that it possesses a copy of the VISA and MasterCard bylaws, rules, and regulations or it knows that it may receive a copy of each by requesting them in writing from VISA and MasterCard or Certegy and paying the applicable fees.

     9.3 Certegy's Responsibilities. Certegy shall provide its Services in compliance with all VISA and MasterCard rules and all laws and regulations applicable to it as a third-party processor.

10. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

11. Confidentiality.

     11.1 Confidential Information Defined. All of a party's business and customer information, whether in the form of reports, plans, customer lists, data, documents, drawings, writings, samples, know-how, marketing strategies, business operations and business systems, or other proprietary material, shall be considered "Confidential Information." In addition, the Schedules shall be Certegy's Confidential Information. Non-public financial information that is personally identifiable to a customer or member of Credit Union (referenced in the Gramm-Leach-Bliley Act of 1999 as "Non-public Personal Information" or "NPI") shall be treated as Confidential Information whether it is received directly from Credit Union, through VISA or MasterCard or from another third party. For purposes of this section, Confidential Information shall not include information that becomes available to the public through no wrongful action of the receiving party, is already in the possession of the receiving party and not subject to an existing agreement of confidentiality between the parties, is received from a third party without restriction and without breach of this Agreement, is independently developed by the receiving party, or is disclosed pursuant to a requirement or request from a government agency.

     11.2 Protecting Confidential Information. The parties shall not use or disclose Confidential Information other than as required to perform their obligations under this Agreement. Each party shall use the same degree of care to protect the other party's Confidential Information as it uses to safeguard its own, and shall establish procedural, physical and electronic safeguards to prevent the compromise or unauthorized disclosure of Confidential Information. Each party shall restrict access to Confidential Information to those employees and persons in the receiving party's organization with a need to know such Confidential Information in order to perform their obligations under this Agreement. Such employees and persons shall be under the same obligations as the parties regarding such Confidential Information. To the extent Certegy retains third party vendors to assist it in performing its duties under this Agreement, it shall first require such vendor similarly to protect and restrict the use of Confidential Information. Notwithstanding the foregoing, the parties shall be free to disclose the tax treatment or tax structure of any transaction under this Agreement. Confidential Information shall remain the property of the party from or through whom it was provided. The obligations of the parties hereunder shall survive the termination of this Agreement.

12. Annual Financial Review. Each year at Credit Union's written request Certegy shall provide to Credit Union a copy of the most recent annual report of its publicly held parent corporation and a copy of the most recent third party auditors' review and report on the design and compliance test of Certegy's card processing system (SAS 70).

13. Inspections and Audits.

     13.1 Inspection by Credit Union. On reasonable notice and on presentation of written authorization from Credit Union, Credit Union's representatives shall have the right, during normal business hours and at Credit Union's expense, to inspect and audit information and records in Certegy's possession pertaining to this Agreement; provided that: (i) any such notice shall specify the scope of the inspection or audit; and (ii) Certegy shall have the right to receive and comment on any report prepared by any external representative engaged by Credit Union in connection with any such inspection or audit prior to its dissemination to Credit Union or any other parties.

     13.2. Government Inspection. Certegy shall permit those governmental agencies that regulate and examine Credit Union to examine Certegy and its books and records to the same extent as if the Services were being performed by Credit Union on its own premises.

14. *[This Section has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

15. Taxes. Credit Union shall be liable for all taxes, except Certegy's income taxes that Certegy must collect or pay on products and Services provided under this Agreement.

16. Amendments. This Agreement shall only be amended by a writing signed by both parties; provided, however, that any amendments to the CSCU Agreement made in accordance with the CSCU Agreement shall be effective with respect to Certegy and Credit Union concurrently with the effectiveness of that amendment. Certegy and CSCU have agreed to promptly deliver to Credit Union a copy of any amendments to the CSCU Agreement.

17. Notices. Any notices in connection with this Agreement shall be given in the manner provided for in the CSCU Agreement.

18. Applicable Law. The laws of the State of Florida shall govern this Agreement. Venue for any action brought by a party under this agreement shall be in a court of competent jurisdiction in Pinellas County, Florida.

19. Beneficiary. CSCU shall be a third-party beneficiary to this Agreement.

20. Entire Agreement. This Agreement, together with the Schedules and the CSCU Agreement constitutes the entire understanding of the parties with respect to this subject matter. In the event of a conflict between the provisions of this Agreement and the CSCU Agreement, the provisions of this Agreement shall govern.

21. Survival. The respective rights and obligations of the parties under this Agreement that by their nature continue beyond termination or expiration of this Agreement, including without limitation those contained in sections 10, 11, 14.3 and 18, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned duly authorized officers.

TYPE CREDIT UNION'S NAME HERE            CERTEGY CARD SERVICES, INC.


By:                                      By:
    ---------------------------------        ----------------------------------
    Officer Signature                        Officer Signature

-------------------------------------    --------------------------------------
Print Name and Title                     Print Name and Title

-------------------------------------    --------------------------------------
Date                                     Date

Type Number And Street                   11601 Roosevelt Boulevard
Type City/State/Zip                      St. Petersburg, Florida 33716

Type Telephone                           727-556-9000

                                    EXHIBIT C
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                            QUALITY CONTROL STANDARDS

[This Exhibit has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                    EXHIBIT D
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                                CONVERSION ITEMS

[This Exhibit has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE A
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                        FULL SERVICE CREDIT CARD SERVICES

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE B
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                   SELF ADMINISTERED CREDIT CARD PROGRAM FEES

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE C
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

               PRICE LIST FOR DIRECT PROCESSING MERCHANT SERVICES

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE E
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

    IN-HOUSE/PASS THROUGH SERVICES AND FEES FOR DEBIT, ATM AND CREDIT CARDS

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE G
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                  COMMERCIAL CARD PROCESSING SERVICES AND FEES

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                  SCHEDULE J
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

                 STORED VALUE AND PROCESSING SERVICES AND FEES

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                The Agreement only refers and has one Exhibit J

                                   SCHEDULE K
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

       SERVICES AND FEES FOR BASE2000 FULL SERVICE CREDIT CARD PROCESSING

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]

                                   SCHEDULE L
          2004 RESTATED CSCU CARD PROCESSING SERVICE AGREEMENT BETWEEN
      CARD SERVICES FOR CREDIT UNIONS, INC. AND CERTEGY CARD SERVICES, INC.

     SERVICES AND FEES FOR SELF ADMINISTERED BASE2000 CREDIT CARD PROGRAMS

[This Schedule has been omitted in its entirety and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.]